UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 18, 2004 CALIFORNIA FIRST NATIONAL BANCORP (Exact Name of Registrant as Specified in its Charter)
CALIFORNIA (State or other Jurisdiction of Incorporation)	000-15641 (Commission File Number)	33-0964185 (IRS Employer Identification No.)
18201 VON KARMAN AVENUE, SUITE 800, IRVINE, CA 92612 (Address of Principal Executive Offices, Including Zip Code) Registrant's telephone number, including area code: (949) 255-0500
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

       On November 18, 2004, the Board of Directors of California First National Bancorp ("CFNB"), approved an amendment to the Amended and Restated Stock Option Plan of California First National Bancorp and to The 1995 Equity Participation Plan of California First National Bancorp. The amendments became effective as of the date thereof.

The 1995 Equity Participation Plan of California First National Bancorp was amended by inserting the following provision as the third paragraph of Section 9.3:

“In the event of any distribution of assets to stockholders other than a normal cash dividend (“Extraordinary Distribution”), the Committee also may make adjustments in the exercise price of all outstanding Options or Stock Appreciation Rights, or portions thereof then unexercised, or number of shares into which all outstanding Options are exercisable. Such adjustments shall be made with the intent that after such adjustments the rights and benefits under such Options or Stock Appreciation Rights are no greater or less than before such Extraordinary Distribution. Adjustments, if any, and any determination or interpretations, including any determination of whether a distribution is other than a normal cash dividend, made by the Committee shall be final, binding and conclusive.”

The Amended and Restated Stock Option Plan of California First National Bancorp was amended by inserting the following provision as the second paragraph of Section 4.7:

“In the event of any distribution of assets to stockholders other than a normal cash dividend (“Extraordinary Distribution”), the Committee also may make adjustments in the exercise price of all outstanding Options held by current employees, or portions thereof then unexercised, or number of shares into which all outstanding Options held by current employees are exercisable. Such adjustments shall be made with the intent that after such adjustments the rights and benefits under such Options are no greater or less than before such Extraordinary Distribution. Adjustments, if any, and any determination or interpretations, including any determination of whether a distribution is other than a normal cash dividend, made by the Committee shall be final, binding and conclusive.”

Item 9.01. Financial Statements and Exhibits.

        (c)    Exhibits.

          10.1    Amended and Restated Stock Option Plan of California First National Bancorp

          10.2    The 1995 Equity Participation Plan of California First National Bancorp

Pursuant to the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
CALIFORNIA FIRST NATIONAL BANCORP
S. Leslie Jewett /s/ S. Leslie Jewett Chief Financial Officer
Date: November 23, 2004